UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, DC 20549
_______________________________

FORM 8-K

CURRENT REPORT
Pursuant to Section 13 or 15(d) of the
Securities Exchange Act of 1934
_________________________________

Date of Report (Date of earliest event reported): December 16, 2019 (December 13, 2019)

SMART SAND, INC.
(Exact Name of Registrant as Specified in Its Charter)

Delaware	001-37936	45-2809926
(State or Other Jurisdiction of Incorporation)	(Commission File Number)	(I.R.S. Employer Identification No.)

1725 Hughes Landing Blvd., Suite 800 The Woodlands, Texas 77380
	(281) 231-2660	Not Applicable
(Address of principal executive offices and zip code)	(Registrant’s telephone number, including area code)	(Former name or former address, if changed since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))
Securities registered pursuant to Section 12(b) of the Act:

Title of each class	Trading Symbol(s)	Name of each exchange on which registered
Common Stock, par value $0.001 per share	SND	Nasdaq Global Select Market

Indicate by check mark whether the registrant is an emerging growth company as defined in Rule 405 of the Securities Act of 1933 (§230.405 of this chapter) or Rule 12b-2 of the Securities Exchange Act of 1934 (§240.12b-2 of this chapter). ☒

If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 13(a) of the Securities Act.    ☒

Item 1.01    Entry into a Material Definitive Agreement.

Equipment Financing

On December 13, 2019, Smart Sand, Inc. (the “Company”), together with Smart Sand Oakdale, LLC, its wholly-owned subsidiary (“SS Oakdale” and, together with the Company, the “Lessees”), entered into a Master Lease Agreement between Nexseer Capital (“Nexseer”) and the Lessees (as co-lessees) and related lease schedules in connection therewith (collectively, the “MLA”). The MLA is structured as a sale-leaseback of substantially all of the Lessees’ equipment at the Company’s mining and processing facility located in Oakdale, Wisconsin (the “Oakdale Assets”).

The Company received total consideration of $23.0 million under the MLA and the net proceeds were primarily used to repay in full borrowings under the Company’s existing credit facility, and the remainder will be used for general working capital purposes. The MLA, which will mature on December 13, 2024 pursuant to the current lease schedules, provides the Lessees with the right to purchase the underlying equipment on a lease schedule-by-lease schedule basis during the period commencing on the seventh month of the term and continuing until the 54th month of the term at a percentage of the purchase price of the relevant equipment, and at the end of the term at the fair market value of the equipment.

The MLA contains affirmative and restrictive covenants customary for transactions of this type. The MLA is secured by a lien on substantially all of the other assets of the Lessees, which lien is subordinated to the liens securing the ABL Credit Facility.

The above summary does not purport to be a complete description of the MLA and is qualified in its entirety by the contents of the MLA, a copy of which will be filed as an exhibit to a subsequent filing with the SEC by the Company.

ABL Credit Facility

On December 13, 2019, the Company entered into a new five-year senior secured asset-based credit facility (the “ABL Credit Facility”) pursuant to: (i) an ABL Credit Agreement among the Company, the subsidiary borrowers and guarantors party thereto, Jefferies Finance LLC, as issuing bank, swingline lender and agent, and certain other lenders from time to time party thereto (the “Credit Agreement”); and (ii) a Guarantee and Collateral Agreement among the Company, the subsidiary borrowers and guarantors party thereto and Jefferies Finance LLC, as agent (the “Security Agreement”).

The ABL Credit Facility provides for non-amortizing revolving loans in an aggregate principal amount of up to $20.0 million, subject to a borrowing base comprised of inventory and accounts receivable (subject to certain reserves). The ABL Facility was unfunded at the time of issuance with $19.8 million available as the initial borrowing base. The ABL Credit Facility provides the Company with the right to request additional commitments in an aggregate principal amount of up to $20.0 million, subject to customary conditions. Borrowings under the ABL Credit Facility bear interest at a rate per annum equal to an applicable margin, plus, at our option, either a LIBOR rate or an alternate base rate ("ABR"). The applicable margin is 2.00% for LIBOR loans and 1.00% for ABR loans.

All obligations under the ABL Credit Facility are guaranteed on a senior basis by our wholly-owned domestic subsidiaries, subject to certain exceptions, and secured, subject to permitted liens and other exceptions (which exceptions include all of our owned real estate and sand reserves), by (i) a first-priority security interest in our assets (other than the Oakdale Assets) and (ii) a second-priority security interest in the Oakdale Assets.

The ABL Credit Facility contains a number of covenants that, among other things, restrict our ability to incur liens, incur indebtedness, make certain restricted payments, merge or consolidate and dispose of assets. In addition, the ABL Credit Facility requires us in certain limited circumstances to maintain a minimum fixed charge coverage ratio of 1.0 to 1.0. The ABL Credit Facility also contains certain affirmative covenants and events of default customary for facilities of this type.

The above summary does not purport to be a complete description of the Credit Agreement and Security Agreement and is qualified in its entirety by the contents of the Credit Agreement and Security Agreement, copies of which will be filed as an exhibit to a subsequent filing with the SEC by the Company.

Item 1.02     Termination of a Material Definitive Agreement.

On December 13, 2019, in connection with entry into the MLA and Credit Agreement described in Item 1.01 above, the Company terminated the senior secured revolving credit facility (the “Prior Credit Facility”) under the Credit Agreement, dated as of December 8, 2016, among the Company, as borrower, Jefferies Finance LLC, as administrative agent and collateral agent, and the other lenders party thereto, which was filed with the Securities and Exchange Commission as Exhibit 10.1 to the Company’s Current Report on Form 8-K on December 14, 2016. The Prior Credit Facility was scheduled to mature on June 30, 2020 and provided a revolving line of credit of up to $52.5 million.

Item 2.03. Creation of a Direct Financial Obligation or an Obligation under an Off-Balance Sheet Arrangement of a Registrant.

The description of the MLA, Credit Agreement and Collateral Agreement in Item 1.01 in this Current Report on Form 8-K is incorporated by reference into this Item 2.03.

SIGNATURES
Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

SMART SAND, INC.

Dated: December 16, 2019	By:	/s/ Lee E. Beckelman
Lee E. Beckelman
Chief Financial Officer